Exhibit 5.12
April 12, 2007
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Newfoundland and Labrador Department of Government Services,
     Consumer and Commercial Affairs Branch
Prince Edward Island Securities Office
Nova Scotia Securities Commission
Nunavut Registrar of Securities
Northwest Territories Registrar of Securities
Yukon Territory Registrar of Securities
United States Securities and Exchange Commission
Re:     Great Basin Gold Ltd. (the “Company”)
1.	Short Form Prospectus regarding offering of units dated April 12, 2007 (the “Unit Prospectus”); and

2.	Amended Registration Statement on Form F-10 incorporating the Unit Prospectus dated April 12, 2007 (the “Unit Registration Statement”).

In reference to the technical report titled “Technical Report on the Feasibility Study for the Burnstone Gold Project” (the “Technical Report”):
On behalf of MDM Engineering (“MDM Engineering”), I hereby consent to the use of my name and MDM Engineering’s name in connection with reference to my and MDM Engineering’s involvement in the preparation of the Technical Report and to references to the Technical Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Prospectus and Registration Statement.
I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus and the Registration Statement that are derived from the Technical Report or that are within my knowledge as a result of the services performed in connection with the Technical Report.
Yours truly,
MDM Engineering
/s/ David Dodd
Dave Dodd